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                                                                   Exhibit 15(c)

                              AMENDED AND RESTATED

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                       OF

                THE GABELLI GLOBAL INTERACTIVE COUCH POTATO FUND


                           The Gabelli Global Interactive Couch Potato Fund (the
"Fund") is engaged in business as a separate series of Gabelli Global Series Funds, Inc. (the "Company"), which is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act"). The Fund intends to employ Gabelli & Company, Inc. and/or others as the principal underwriter and distributor (the "Distributor") of the shares of the Fund pursuant to a written distribution agreement. The Fund has adopted a plan of distribution pursuant to Rule 12b-1 under the Act to assist in the distribution of shares of the Fund.

                           The Board of Directors (the "Board") of the Company
having determined that it would be desirable to amend the current plan of distribution in certain respects and to restate such amended plan in its entirety and that a plan of distribution containing the terms set forth herein is reasonably likely to benefit the Fund and its shareholders, the Fund hereby amends and restates its plan of distribution (the "Plan") pursuant to Rule 12b-1 under the Act to read in its entirety as follows:

                           1. In consideration of the services to be provided,
and the expenses to be incurred, by the Distributor pursuant to the distribution agreement, the Company will pay to the Distributor as distribution payments
(the "Payments") in connection with the distribution of shares of the Fund an aggregate amount at a rate of 0.25% per year of the average daily net assets of the Fund. Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. The Company's obligation hereunder shall be limited to the assets of the Fund and shall not constitute an obligation of the Company except out of such assets and shall not constitute an obligation of any shareholder of the Fund or other series of the Company.

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                           2. It is understood that the Payments made by the
Fund under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of shares of the Fund. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of shares of the Fund: advertising the Fund or the Fund's investment advisor's mutual fund activities; compensating underwriters, dealers, brokers, banks and other selling entities (including the Distributor and its affiliates) and sales and marketing personnel of any of them for sales of shares of the Fund, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Fund's investment adviser and its personnel) of any of them for providing services to shareholders of the Fund relating to their investment in the Fund, including assistance in connection with inquiries relating to shareholder accounts; the production and dissemination of prospectuses (including statements of additional information) of the Fund and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and the financing of any activity for which Payment is authorized by the Board; and profit to the Distributor and its affiliates arising out of their provision of shareholder services. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

                           3. The Company is hereby authorized and directed to
enter into appropriate written agreements with


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the Distributor and each other person to whom the Company intends to make any
Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in
Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the Act.

                           4. Each agreement required to be in writing by
Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the Directors ("Disinterested Director Approval") who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or any such agreement, by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Director Approval.

                           5. The officers, investment adviser or Distributor of
the Fund, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

                           6. To the extent any activity is covered by Section 2
and is also an activity which the Company may pay for on behalf of the Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Company from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

                           7. This Plan shall not take effect until it has been
approved by a vote of at least a majority of the


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outstanding voting securities of the Fund. This Plan may not be amended in any material respect without Board Approval and Disinterested Director Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the outstanding voting securities of the Fund. This Plan may continue in effect for longer than one year after its approval by the shareholders of the Fund only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Director Approval.

                           8. This Plan may be terminated at any time by a vote
of the directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement hereunder, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding voting securities of the Fund.

                           9. For purposes of this Plan the terms "interested
person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the outstanding voting securities" of the Fund shall mean the vote, at the annual or a special meeting of the security holders of the Fund duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy or, if less,
(b) more than 50% of the outstanding voting securities of the Fund.

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